AMENDED AND RESTATED STATEMENT OF DESIGNATIONS

OF

JX Luxventure Limited
Reg. No. 52900

Pursuant to Section 35 of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

NON-RESIDENT

May 10, 2022

Peggy Yeung
Deputy Registrar

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
JX LUXVENTURE LIMITED

(Pursuant to Section 35 of the Business Corporations Act of the Marshall Islands)

JX Luxventure Limited, a corporation organized and existing under the laws of the Republic of Marshall Islands (the "**Corporation**"), does hereby certify:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "**Board**"), by the Amended and Restated Articles of Incorporation of the Corporation (as amended and/or restated from time to time the "**Articles of Incorporation**"), the Board by unanimous written consent dated April 8, 2021, in accordance with Section 35 of the Business Corporations Act of the Marshall Islands (the "**BCA**"), previously adopted and **RESOLVED** that a new series of preferred stock of the Corporation, par value $0.0001 per share ("**Preferred Stock**"), designated as "**Series A Convertible Preferred Stock**" be created, and that the designations and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions, of such series of Preferred Stock were as set out in the Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock dated April 8, 2021 (the "**Certificate of Designation**").

On April 27, 2022, the Board by unanimous written consent duly adopted resolutions authorizing the filing of the Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock (the "**First Amended and Restated Certificate of Designation**"), which amended and restated the Certificate of Designation in its entirety.

On May 10, 2022, the Board by unanimous written consent duly adopted the following resolutions authorizing the filing of this Second Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock (as the same may be further amended and/or restated from time to time, the "**Second Amended and Restated Certificate of Designation**"), which amends and restates the First Amended and Restated Certificate of Designation in its entirety as of the date hereof.

RESOLVED, the designations and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions, of such series of Preferred Stock shall be amended and restated in their entirety as set forth below:

1. **<u>Designation and Number; Defined Terms.</u>**

The shares of such series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" (the "**Series A Convertible Preferred Stock**"). The number of authorized shares of Series A Convertible Preferred Stock shall be 1,500,000 shares, US$0.0001 par value per share.

The initial stated value amount per share of the Series A Convertible Preferred Stock shall be US$1.00 per share (as it may be adjusted from time-to-time, the "**Stated Value**"). For purposes of this Second Amended and Restated Certificate of Designation, the following definitions shall apply:

"**Change of Control**" means any sale or transfers of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the Board, any merger, consolidation, recapitalization or reorganization of the Corporation with or into another entity (whether or not the Corporation is the surviving corporation) that results in that results in the transfer of more than fifty percent (50%) of the outstanding voting power of the Corporation.

"**Common Stock**" means the Corporation's common stock, par value US$0.0001 per share.

"**Common Stock Equivalents**" means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"**Conversion Date**" with respect to any share of Series A Convertible Preferred Stock means any day on which such share is to be converted into Common Stock pursuant to Section 5.

"**Conversion Shares**" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock in accordance with the terms hereof.

"**Conversion Price**" means the Stated Value per share of a Series A Convertible Preferred Stock, subject to adjustment from time to time as set forth elsewhere herein.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"**Holder**" means a holder of Series A Convertible Preferred Stock.

"**Initial Issuance Date**" means the date on which the first share of Series A Convertible Preferred Stock is issued by the Corporation.

"**Person**" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

"**Principal Market**" means the Nasdaq Capital Market.

"**Subsidiary**" shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power

is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

"**Trading Day**" means any day on which the Common Stock is traded on the Principal Market.

2. **Rank and Dividend Rights**. Except as otherwise provided herein, the Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank *pari passu* to the Common Stock and any other classes of capital stock of the Corporation. Holders shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. In the event that dividends are paid on any share of Common Stock, the Corporation shall pay a dividend on all outstanding shares of Series A Convertible Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

3. **Liquidation, Dissolution, or Winding-Down**. In the event of any dissolution, liquidation or winding up of the Corporation (a "**Liquidation**"), whether voluntary or involuntary, the Holders shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock. For the purposes of such distribution, Holders shall be treated as if all shares of Series A Convertible Preferred Stock had been converted to Common Stock immediately prior to the distribution. A Change of Control transaction shall not be deemed to be a Liquidation for purposes of this Designation.

4. **Voting Rights**.

(a) Voting Generally. Each Holder shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, as-if-converted to Common Stock, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 4(b) below. In any such vote, each share of Series A Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such Share is convertible pursuant to Section 5 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Convertible Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 4(a) above, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of the then-outstanding shares of Series A Convertible Preferred Stock, consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend its Articles of Incorporation in any manner that adversely affects the rights of the Holders;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series A Convertible Preferred Stock contained herein or alter or amend this Second Amended and Restated Certificate of Designation; or

(iii) enter into any agreement with respect to any of the foregoing.

5. **Conversion**. The Holders shall have conversion rights as follows:

a. Conversion. Shares of Series A Convertible Preferred Stock shall be convertible at the option of the Holder thereof, in whole or in part, at any time after the Initial Issuance Date, without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect at the time of such conversion.

b. Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Second Amended and Restated Certificate of Designation, in no event may the Holder convert any shares of the Series A Convertible Preferred Stock into shares of Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock (the "**Beneficial Ownership Limitation**").

c. Limitation on the Conversion Subject to the Compliance with the Nasdaq Listing Rules. Notwithstanding anything to the contrary set forth in this Second Amended and Restated Certificate of Designation, and in addition to the limitation on conversion set forth in Section 5(b) above, if the Corporation determines that the conversion of all or a portion of the Series A Convertible Preferred Stock owned by the Holders into shares of Common Stock will result in the number of Common Stock issuable upon such cumulative conversion, when aggregated with all other shares of Common Stock, will equal or more exceed twenty (20%) percent of the then issued and outstanding shares of Common Stock, such cumulative conversion shall be not allowed until the Corporation obtains the affirmative vote for such issuance from the holders of not less than fifty (50%) of the outstanding shares of Common Stock, together with the Holders, voting together as a single class on the as-converted basis (the "**Shareholder Approval**") required by the listing rules of the Principal Market, *provided further* that if such conversion will result in the issuance of the number of shares of Common Stock equal to ten (10%) or more of the then issued and outstanding shares of Common Stock, although Shareholder Approval shall not be required, but no such conversion shall be effected until the earlier of fifteen calendar days from the date of the submission of a Listing of Additional Shares Form in compliance with the requirements of the Principal Market, and subject to any other applicable laws.

d. Notice of Conversion. Subject to compliance with the provisions of this Section 5, a Holder shall effect a conversion by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "**Notice of Conversion**"). Each Notice of Conversion shall specify the number of shares of Series A Convertible Preferred Stock to be converted, the number of shares of Series A Convertible Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Convertible Preferred Stock owned subsequent to the conversion at issue and

the Conversion Date on which such conversion is to be effected, which date may not be less than two Trading Days prior to the date the Holder delivers such Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series A Convertible Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Convertible Preferred Stock to the Corporation unless all of the shares of Series A Convertible Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Convertible Preferred Stock with the Notice of Conversion.

e. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall, in its sole discretion, either pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round-up to the next whole number of shares. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

f. Mechanics of Conversion. Subject to compliance with limitations set forth in Sections 5(b) and 5(c), no later than ten (10) Trading Days after each Conversion Date (the "**Share Delivery Date**"), the Corporation shall issue, or cause to be issued, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of shares of Series A Convertible Preferred Stock, in either (i) uncertificated book-entry form on the stock ledger of the Corporation or (ii) a stock certificate evidencing the shares of Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the applicable laws or said certificate. All shares of Series A Convertible Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Share Delivery Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and, if applicable, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

g. Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and nonassessable.

6. **Certain Adjustments**.

a. Subdivision or Combination of Stock. If, at any time while the Series A Convertible Preferred Stock is outstanding, the Corporation shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(a).

b. Dividends in Stock, Property, Reclassification. If, at any time while the Series A Convertible Preferred Stock is outstanding, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of the Series A Convertible Preferred Stock) shall have received or become entitled to receive, without payment therefore:

(i) any Common Stock Equivalents, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(ii) additional stock or other securities or property by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 6(a) above),

then and in each such case, the Series A Conversion Price shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of the Series A Convertible Preferred Stock, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(b).

c. Change of Control At any time while the Series A Convertible Preferred Stock is outstanding, if any Change of Control shall be effected, then lawful and adequate provisions shall be made by the Corporation whereby the Holders shall thereafter have the right to receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon the conversion of the Series A Convertible Preferred Stock) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Series A Convertible Preferred Stock. In the event of the Change of Control, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holders to the end that the

provisions hereof shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof.

7. **<u>Status of Series A Convertible Preferred Stock Converted or Reacquired</u>**.

Shares of Series A Convertible Preferred Stock converted into Common Stock or reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Marshall Islands) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of Preferred Stock.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock has been executed by a duly authorized officer of the Corporation on this 10th day of May, 2022.

JX LUXVENTURE LIMITED

By: ______________________

Name: Sun Lei

Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF

SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to irrevocably exercise the right to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, US$0.0001 par value per share (the "Common Stock"), of **JX LUXVENTURE LIMITED,** a corporation organized and existing under the laws of the Marshall Islands (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Series A Convertible Preferred Stock owned prior to Conversion: _____

Number of shares of Series A Convertible Preferred Stock to be Converted: ____________

Stated Value of shares of Series A Convertible Preferred Stock to be Converted: _________

Number of shares of Series A Convertible Preferred Stock to be owned subsequent to Conversion: ______________________________

[HOLDER]

____

Name: